Exhibit 10.16a

Separation and Release Agreement

This Separation and Release Agreement (this “Agreement”) is entered into as of October 20, 2025, by and between FMC Corporation (the “Company”), with its Corporate Headquarters at 2929 Walnut Street, Philadelphia, PA, 19104, and Ronaldo Pereira (“Executive”) (collectively, the “Parties”).

Executive’s termination of employment with the Company and its subsidiaries on December 15, 2025 (the “Termination Date”) entitles Executive, subject to Executive signing and not revoking this Agreement (including the Agreement Bring-Down), to (a) receipt of the payments set forth in Section 3.2 of the Company’s Executive Severance Plan (the “Plan”) and (b) treatment of Executive’s outstanding equity awards consistent with a termination without “cause”, in accordance with the terms and conditions thereof (the benefits under clauses (a) and (b), the “Separation Payments”). Calculation of the Separation Payments are included on Exhibit A hereto. In consideration of the Separation Payments, Executive agrees as follows:

1.Separation. Effective as of the Termination Date, Executive shall cease to serve in the position of President of the Company, Accordingly, effective as of the Termination Date, Executive hereby resigns from all positions he holds with the Company and any of the Company’s subsidiaries. While the Parties agree that such resignations are intended to be self-effectuating, Executive further agrees to execute any documentation the Company determines necessary or appropriate to facilitate such resignations.
2.Waiver and Release of Claims. In consideration of the Separation Payments, Executive agrees, on behalf of Executive and Executive’s heirs, administrators, representatives, attorneys, successors, executors, assigns and agents (the “Releasers”), to fully and forever waive and release the Company, and the Company’s past, present and future related corporations, parents, subsidiaries, affiliates and joint ventures and all of the current and former officers, directors, owners, partners, supervisors, agents, employees, attorneys, insurers, employee benefit plans (including such plans’ administrators and fiduciaries) or assigns of the aforementioned (the “Released Parties”), from any and all legally waivable claims, rights, contracts, agreements, liabilities, promises, torts, demands, causes of action, obligations, promises, controversies, damages, actions, suits, demands, costs, losses, debts and expenses arising at any time up to and including the date that Executive executes this Agreement, whether known or unknown, to the extent arising from or related to Executive’s employment and termination of employment with the Company and its subsidiaries (and, if applicable, Executive’s service as a director of the Company and its subsidiaries), known or unknown, suspected or unsuspected and any claims of wrongful discharge, breach of contract, implied contract, promissory estoppel, defamation, slander, libel, tortious conduct, employment discrimination or claims under any federal, state or local employment statute, law, order or ordinance. This Agreement specifically includes, but is not limited to, claims for discrimination based upon any protected characteristic (such as age, race, sex, national origin, ancestry, religion, sexual orientation, physical or mental handicap and disability status), breach of contract, or any other claim for relief or remedy (including attorneys’ fees, costs, and expenses) under any city, state, local or federal laws, including but not limited to, claims under the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Americans with Disabilities Act, as amended, the Worker Adjustment and Retraining Notification (WARN) Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, all as amended, and the civil rights, employment and labor laws of any city, locality, state and the United States, including, but not limited to the following (as applicable):

•the District of Columbia Human Rights Act, the District of Columbia Prohibition of Employment Discrimination on the Basis of Tobacco Use Act, the District of Columbia Whistleblower Protection Act for Employees of D.C. Contractors, the District of Columbia Family and Medical Leave Act, the District of Columbia Parental Leave Act, the District of Columbia Accrued Sick and Safe Leave Act, and the District of Columbia Wage Payment and Collection Law;
•the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Equal Pay Act, the New Jersey Family Leave Act, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, the New Jersey Workers’ Compensation Law’s Anti-Retaliation Provisions, and the New Jersey Security and Financial Empowerment Act; and
•the Pennsylvania Human Relations Act, the Pennsylvania Equal Pay Law, and the Pennsylvania Whistleblower Law.
3.Excluded Claims. Claims that are not being released under this Agreement include: (a) Executive’s rights to enforce the Plan or receive the Separation Payments; (b) Executive’s rights as a stockholder of the Company; (c) any vested benefit entitlements pursuant to the terms of a Company-sponsored benefit plan governed by ERISA; (d) workers’ compensation, unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law; (e) continuation coverage benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985; (f) any rights under to indemnification under the Company’s organizational documents or under the Company’s directors’ and officers’ insurance policies; (g) any claims that are not legally waivable as a matter of law; (h) any claims arising after the date Executive signs this Agreement; and (i) Executive’s rights to communicate directly with, cooperate with, or provide information to, any federal, state or local government authority or regulator.
4.Executive Representations. Executive specifically represents, warrants, and confirms that, subject to Section 6(d) below, as of the date of this Agreement:
(a)Executive has not filed any claims, complaints, or actions of any kind against the Company with any court of law, or local, state or federal government or agency;
(b)To the maximum extent permitted by law, Executive has not filed, nor will Executive ever file, a lawsuit asserting any claims which are released by this Agreement, or to accept any benefit from any lawsuit which might be filed by another person or government entity based in whole or in part on any event, act, or omission which is the subject of this Agreement;
(c)Executive has not made any claims or allegations to the Company related to sexual harassment or sexual abuse, and none of the payments set forth in the Plan are related to sexual harassment or sexual abuse;
(d)Executive has been properly paid for all hours worked for the Company;
(e)Executive has received all salary, wages, commissions, bonuses, and other compensation due to Executive through and including the Termination Date (as defined in the Plan); and
(f)Executive has not engaged in any unlawful conduct relating to the business of the Company.
5.Knowing & Voluntary Acknowledgments By Executive. Executive acknowledges and agrees that the following is true and correct:

(a)Executive has read and knowingly and voluntarily accepts the terms of this Agreement, including its release of claims (both known and unknown), as evidenced by Executive’s signature below;
(b)Executive acknowledges that Executive has been specifically advised by this writing to consult with, and has had an opportunity to consult with, an attorney of Executive’s own choosing before executing this Agreement;
(c)Executive understands and agrees that Executive is receiving additional benefits and valuable consideration, which Executive would not otherwise be entitled to receive upon separation from employment, and these benefits are being given as consideration in exchange for executing the Plan and this Agreement, including the general release. Executive further acknowledges that Executive is not entitled to any additional payment or consideration not specifically referenced in the Separation Agreement. Nothing in this Agreement or the Plan shall be deemed or construed as an express or implied policy or practice of the Company to provide the Separation Payments or other benefits to any individuals other than Executive;
(d)Executive acknowledges that Executive has been given a reasonable period of time to consider this Agreement before signing it. Furthermore, Executive and the Company agree that Executive shall be given at least twenty-one (21) calendar days following the Termination Date to consider the Agreement Bring-Down and shall be given seven (7) calendar days after signing the Agreement Bring-Down to revoke Executive’s signature by giving written notice;
(e)Executive acknowledges that this Agreement will not become effective and enforceable until eight (8) calendar days after Executive’s execution of the Agreement Bring-Down, assuming it has not been timely revoked by Executive; and
(f)Executive further acknowledges that if (i) Executive does not (a) sign and return this Agreement prior to [DATE] and (b) sign and return the Agreement Bring-Down within twenty-one (21) days following the Termination Date, or (ii) Executive revokes the Agreement Bring-Down, then it shall become void and unenforceable and the Company will not owe the Separation Payments to Executive.

6.Confidentiality, Nondisclosure, Cooperation and Non-Disparagement.
(a)Protecting Confidential Company Information. Subject to Section 6(d) below, Executive agrees and covenants that Executive will not use, disclose, make available, publish, or communicate, whether directly or indirectly, to anyone at any time, any Confidential Information acquired during Executive’s employment with the Company or an affiliate. Executive expressly represents that as of the time of signing this Agreement, Executive has not accessed, used, copied or removed any documents, records, files, media, or other resources containing Confidential Information except during Executive’s employment as appropriate and necessary for the performance of Executive’s job duties for the Company. Executive affirms that, pursuant to the Plan, subject to Section 6(d) below, Executive shall return all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with Executive’s employment with the Company, or otherwise belonging to the Company. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public or within the Company’s industry, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to business or financial information, trade secrets, processes, practices, methods, know-how and any confidential or proprietary information relating to the business and affairs of the Company, or of any other person or entity that has entrusted information to the Company in confidence. Executive further agrees to continue to comply with the terms of any applicable Confidential & Intellectual Property Agreement that Executive has entered into with the Company. Executive hereby grants consent to notification by the Company to any new employer about Executive’s obligations under this paragraph and represents that Executive has not to date misused or disclosed Confidential Information to any unauthorized party. Executive hereby acknowledges receipt of the following notice pursuant to 18 U.S.C § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”
(b)Cooperation. During Executive’s employment and for the twenty-four (24)-month period following the Termination Date (or, for any litigation or investigation matters pending or known as of the Termination Date, during Executive’s employment and until the final resolution of such matters) (such period, the “Cooperation Period”), Executive agrees to complete such reasonable acts as from time to time may be necessary or useful in the Company’s discretion to apply for, secure, maintain, reissue, extend or defend the Company’s worldwide rights in its Confidential Information or other intellectual property or in any or all letters patent in any country worldwide, so as to secure to the Company the full benefits of such information or discoveries and otherwise as needed to protect the Company’s rights and interests. In addition, subject to Section 6(d) below, during the Cooperation Period, Executive agree to make himself or herself reasonably available to cooperate with the Company’s and its attorneys’ reasonable requests for cooperation in connection with any matter that Executive worked on during Executive’s employment with the Company or with any investigation of any claims against the Company. Executive understands and agrees that such reasonable cooperation may include, but shall not be limited to, making himself or herself reasonably available to the Company and its attorneys upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give truthful testimony; volunteering to the Company pertinent information; and turning over all relevant documents to the Company that are or may come into Executive’s possession. Without limiting the generality of the foregoing, to the extent that the Company seeks Executive’s assistance, the Company will use best efforts to provide Executive with reasonable advance notice of its need for assistance. Further, the Company will reimburse Executive in accordance with the Company’s policy, for all reasonable out-of-pocket travel and other expenses that Executive incur as a result of Executive’s cooperation pursuant to this Section 6(b), including reasonable attorneys’ fees, if reasonably appropriate.

(c)Non-disparagement. Subject to Section 6(d) below and to the extent permitted by applicable law, Executive agrees not to make or publish any statement (orally, in writing, or in any other form) or instigate, assist, or participate in the making or publication of any statement which is disparaging, defamatory or detrimental in any way to: (i) the Company or its subsidiaries, (ii) the Company’s or its subsidiaries’ services, affairs, or operations, or (iii) the reputations of any of its past or present directors, officers, shareholders, employees, and board members of the Company or any of its affiliates. Notwithstanding the foregoing and without limiting the generality of Section 6(d), Executive may give truthful testimony in connection with a governmental or regulatory investigation or in connection with a legal or arbitration process.
(d)Protected Rights. Nothing in this Agreement, the Plan or otherwise (i) restricts or impedes Executive from exercising protected rights, to the extent such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order, (ii) waives Executive’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when Executive has been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature, (iii) prevents or restricts Executive from communicating with, filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission (the “SEC”), or any other federal, state or local agency charged with the enforcement of any laws (each a “Government Agency”), including providing documents or other information, or making other disclosures that are protected under whistleblower provisions of federal law or regulation or from otherwise making disclosures protected under whistleblower provisions of federal law or regulation (including Section 21F of the Securities Exchange Act of 1934 and the regulations promulgated thereunder), in each case without the necessity of prior authorization from the Company or the need to notify the Company that he has done so, (iv) prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful, including but not limited to retaliation, a wage-and-hour violation, or sexual assault, or other conduct that is recognized as unlawful under state, federal or common law, or that is recognized as against a clear mandate of public policy, whether occurring in the workplace, at work-related events coordinated by or through the Company, or between employees, or between the Company and an employee, whether on or off the employment premises, (v) prevents Executive from exercising any rights Executive may have under Section 7 of the National Labor Relations Act to engage in protected, concerted activity with other employees (such as discussing wages, benefits, or other terms and conditions of employment or raising complaints about working conditions for Executive’s own and other employees’ mutual aid or protection), (vi) prevents Executive from testifying truthfully pursuant to any legal process between Executive and the Company or any of its affiliates and/or their respective directors or executive officers or (viii) interferes with Executive’s right to file a charge of discrimination or unfair labor practice with or cooperate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment or labor Government Agency; provided, however, that the consideration provided by this Agreement shall be the sole relief provided to Executive and Executive agrees to waive any monetary benefits or recovery against the Company in connection with any such charge, claim or proceeding without regard to who has brought such charge, claim or proceeding. The Company may not retaliate against Executive for any of these activities, and nothing in this Agreement, the Plan or otherwise requires Executive to waive any monetary award or other payment Executive might become entitled to from any Government Agency (subject to subsection (viii) above).

7.Non-Compete and Non-Solicitation Covenants.
(a)Restrictive Covenants. In recognition of, and in consideration for, the Separation Payments to be paid to Executive, Executive agrees to be bound by the provisions of this Section 7 (together with the covenants set forth in Section 6, the “Restrictive Covenants”).
(b)Executive covenants that, during Executive’s employment with the Company and for the 12-month period immediately following the Termination Date (the “Restricted Period”), Executive will not do any of the following, directly or indirectly:
(i) be employed by, consult with or engage in any Competing Business, as defined below; or
(ii) influence or attempt to influence any employee, consultant, supplier, licensor, licensee, contractor, agent, strategic partner, distributor, customer or other person to terminate or modify any written or oral agreement, arrangement or course of dealing with the Company or any of its subsidiaries; or
(iii) solicit for employment or employ or retain (or arrange to have any other person or entity employ or retain) any person who has been employed or retained by the Company or any of its subsidiaries within the 12-month period immediately preceding the date of such solicitation, employment or retention; provided, however, that this restriction will not apply to any person whose employment by the Company or any of its subsidiaries was terminated by the Company or any such affiliate during such 12-month period.
(c)Definitions. For purposes of this Agreement:
(i) “Competing Business” means any company, entity, or Affiliate (defined below) of any of the following: Bayer AG (including without limitation Monsanto Company), BASF SE, China National Chemical Corporation (including without limitation Syngenta AG and/or ADAMA Ltd.), Corteva Inc., UPL Limited, and/or any successor(s)-in-interest to the agrochemical business of any of the foregoing.
(ii) “Affiliate” as used above means any company or entity directly or indirectly controlling or controlled by or under direct or indirect common control with such company or entity (including without limitation its respective officers, directors and employees). For this purpose, “control” means the power to direct the management and policies of a person through the ownership of securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
(d)Acknowledgements. Executive acknowledges that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company and its subsidiaries, that the duration and scope of the Restrictive Covenants are reasonable given the nature of this Agreement and Executive’s position within the Company. Executive acknowledges that the Company and its subsidiaries have a legitimate business interest in and right to protect its Confidential Information, goodwill and employee, customer and other relationships, and that the Company and its subsidiaries would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its employee, customer and other relationships. Executive further acknowledges that the Company and its subsidiaries are entitled to seek to protect and preserve the going concern value of the Company and its subsidiaries to the extent permitted by law. Executive further acknowledges that, although Executive’s compliance with the covenants contained in this Agreement may prevent Executive from earning a livelihood in a business similar to the business of the Company and its subsidiaries, Executive’s experience and capabilities are such that Executive has other opportunities to earn a livelihood and adequate means of support for Executive and Executive’s dependents.

(e)Remedies and Enforcement.
(i) Specific Enforcement. Executive acknowledges that any breach, willfully or otherwise, of the Restrictive Covenants will cause continuing and irreparable injury to the Company or its subsidiaries for which monetary damages would not be an adequate remedy. Executive shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of any such breach or threatened breach of any of the Restrictive Covenants the Company or its subsidiaries, as applicable, shall be entitled to (without the necessity of showing economic loss or other actual damage) (i) cease payment of the Separation Payments to the extent not previously paid or provided, (ii) the prompt return by Executive of any portion of such compensation and the value of such benefits previously paid or provided and (iii) injunctive or other similar equitable relief in any court, without any requirement that a bond or other security be posted. The preceding sentence shall not be construed as a waiver of the rights that the Company and its subsidiaries may have for damages under this Agreement or otherwise, and all such rights shall be unrestricted, and this Agreement will not in any way limit remedies of law or in equity otherwise available to the Company and its subsidiaries.
(ii) Judicial Modification. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or scope of such provision, such court shall have the power to modify such provision and, in its modified form, such provision will then be enforceable.
(iii) Accounting. If Executive breaches any of the Restrictive Covenants, the Company or its subsidiaries, as applicable, will have the right and remedy to require Executive to account for and pay over to the Company or its subsidiaries, as applicable, all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of such breach. These rights and remedies will be in addition to, and not in lieu of, any other rights and remedies available to the Company and its subsidiaries under law or in equity.
(iv) Enforceability. If any court holds the Restrictive Covenants unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such Restrictive Covenants shall be modified such that they are enforceable and enforced as so modified.
(v) Disclosure of Restrictive Covenants. Executive agrees to disclose the existence and terms of the Restrictive Covenants to any potential employer or employer that Executive may work for during the Restricted Period.
(vi) Extension of Restricted Period. If Executive breaches Section 7 in any respect, the restrictions contained in that section will be extended for a period equal to the period of the breach.
8.Bring-Down. Executive hereby agrees to re-execute this Agreement and confirm all terms and conditions hereof during the twenty-one (21) calendar day period following the Termination Date by signing the second signature line hereto (the “Agreement Bring-Down”). Pursuant to the Agreement Bring-Down, all references herein to “the date of this Agreement” or similar terms shall be deemed to refer to the date that the Agreement Bring-Down is executed.
9.Return of Agreement; Notice and Revocation. Executive shall return this signed Agreement and the Agreement Bring-Down to, and any notice including notice of revocation permitted under this Agreement shall be made in writing to, the Company’s Corporate Headquarters at 2929 Walnut Street, Philadelphia, PA, 19104, attention: Chief Human Resources Officer.
10.No Admission of Liability. Execution of this Agreement shall not constitute an admission of liability or wrongdoing of any kind by either party, and both the Company and Executive specifically deny any such liability.

11.Miscellaneous. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. The provisions of this Agreement are severable, and if any part or portion of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.

[Signature Page Follows.]

ACKNOWLEDGED AND AGREED BY:

Date: October 20, 2025 /s/ Ronaldo Pereira
Ronaldo Pereira

ACCEPTED AND AGREED BY:

FMC Corporation

/s/ Jacqueline Scanlan
Name: Jacqueline Scanlan
Title: EVP,CHRO

AGREEMENT BRING-DOWN

The Agreement and the terms and conditions thereof are ratified and confirmed as of the date of execution if this Agreement Bring-Down.

ACKNOWLEDGED AND AGREED BY:

Date: December 11, 2025 | 12:41:58 PM EST /s/ Ronaldo Pereira

Ronaldo Pereira